CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Copeland Trust and to the use of our report dated January 24, 2022 on the financial statements of Copeland Dividend Growth Fund and Copeland SMID Cap Dividend Growth Fund. Such financial statements are included in the Statement of Additional Information.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

March 25, 2022